EXHIBIT 8.2

[ANDREWS KURTH LLP LETTERHEAD]

Supplemental Tax Opinion

March 30, 2006

First Horizon Asset Securities Inc.
4000 Horizon Way
Irving, Texas 75063

Re:	First Horizon ABS Trust 2006-HE1
First Horizon HELOC Notes, Series 2006-HE1

Ladies and Gentlemen:

We have acted as special counsel to First Horizon Asset Securities Inc., a Delaware corporation (the “Company”), and an indirect wholly-owned, limited purpose subsidiary of First Tennessee Bank National Association, a national banking association (“FTBNA”), and to FTBNA in connection with (i) the sale of certain revolving home equity line of credit loans (the “Mortgage Loans”) by FTBNA to the Company pursuant to the terms of a Mortgage Loan Purchase Agreement dated as of March 30, 2006 (the “MLPA”), (ii) the formation of First Horizon ABS Trust 2006-HE1, a Delaware statutory trust (the “Trust”) pursuant to a Trust Agreement dated as of March 28, 2006 by and among the Company, as depositor, FTBNA, and Wilmington Trust Company, as owner trustee (the “Owner Trustee”), as amended and restated by an Amended and Restated Trust Agreement dated as of March 30, 2006 (as so amended and restated, the “Trust Agreement”) by and between the Company, as depositor, FTBNA and the Owner Trustee, (iii) the sale of the Mortgage Loans by the Company to the Trust pursuant to a Sale and Servicing Agreement dated as of March 1, 2006 (the “Sale and Servicing Agreement”) among the Trust, the Seller, FTBNA and The Bank of New York, a New York banking corporation (“BONY”), as trustee (in such capacity, the “Indenture Trustee”), (iv) the pledge of the Mortgage Loans by the Trust to the Indenture Trustee pursuant to an Indenture dated as of March 1, 2006 (the “Indenture”) between the Trust, as issuer, and the Indenture Trustee, and (v) the issuance by the Trust of its First Horizon HELOC Notes, Class A (the “Class A Notes”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Sale and Servicing Agreement.

On the Closing Date, the Trust will sell the Class A Notes to FTN Financial Capital Markets, a division of First Tennessee Bank National Association (“FTN”) pursuant to an underwriting agreement dated as of March 27, 2006 (the “Underwriting Agreement”), as supplemented by a terms agreement thereto dated as of March 27, 2006, each by and between Company and FTN, as underwriter (in such capacity, the “Underwriter”).

First Horizon ABS Trust 2006-HE1
Exhibit A to General Opinion

The Class A Notes have been registered by means of a Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), under File No. 333-125158 which Registration Statement was declared effective by the Securities and Exchange Commission on August 2, 2005 (such Registration Statement herein called the “Registration Statement”). We have participated in the preparation of the Registration Statement with respect to the Class A Notes, the Prospectus dated July 29, 2005 (the “Base Prospectus”) and the related Prospectus Supplement dated March 27, 2006 (the “Prospectus Supplement”), which Base Prospectus and Prospectus Supplement were filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the “Prospectus”).

We have participated in and are familiar with the corporate proceedings of the Company relating to the execution and delivery of the Underwriting Agreement and the related terms agreement, the MLPA, the Trust Agreement, and the Sale and Servicing Agreement (collectively, the “Company Documents”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon the foregoing and in reliance thereon, and subject to the limitations and qualifications set forth below, we are of the opinion that:

(i)
The Class A Notes will be treated as indebtedness for U.S. federal income tax purposes and not as an ownership interest in the assets of the Trust or as an equity interest in the Trust or in a separate association taxable as a corporation.

(ii)	The Trust will not be classified as an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

Our opinions are based upon our interpretations of current law, including court authority and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. Such opinions are limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. In addition, our opinions are based on the assumption that the matter will be properly presented to the applicable court. We must note that our opinions represent merely our best legal judgment on the matters presented and that others may disagree with our conclusion. Our opinions are not binding on the Internal Revenue Service or any court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinions if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion letter is incorrect, our opinions might be adversely affected and may not be relied upon.

We consent to the use and incorporation by reference of this opinion in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinions set forth herein are limited to the federal laws of the United States of America.

Respectfully submitted,

/s/ Andrews Kurth LLP